Exhibit 4.20

Macy’s Retail Holdings, LLC, an Ohio limited liability company
(as successor to Macy’s Retail Holdings, LLC, a Delaware limited liability company) as Issuer
and
Macy’s, Inc., as Guarantor
and
The Bank of New York Mellon Trust Company, N.A., as Trustee
TENTH SUPPLEMENTAL TRUST INDENTURE
Effective as of June 26, 2020
Supplementing that certain
Indenture
Dated as of January 13, 2012
Evidencing the Conversion of Macy’s Retail Holdings, LLC, a Delaware limited liability company, into Macy’s Retail Holdings, LLC, an Ohio limited liability company, and the Assumption by Macy’s Retail Holdings, LLC, an Ohio limited liability company of the obligations and covenants of Macy’s Retail Holdings, LLC, a Delaware limited liability company under the Indenture and the Securities

Tenth Supplemental Trust Indenture

TENTH SUPPLEMENTAL TRUST INDENTURE, effective as of June 26, 2020, by and among Macy’s Retail Holdings, LLC, an Ohio limited liability company (“MRH OH”) and successor by conversion of Macy’s Retail Holdings, LLC, a Delaware limited liability company (“MRH DE”) into MRH OH, Macy’s, Inc., a corporation duly organized and existing under the laws of the State of Delaware, as Guarantor (“Macy’s”), and The Bank of New York Mellon Trust Company, N.A., a national banking association duly incorporated under the laws of the United States of America, as Trustee (“Trustee”), supplementing that certain Indenture, dated as of January 13, 2012, between MRH DE, Macy’s and the Trustee (as amended or supplemented to date, the “Indenture”).
RECITALS:
A. Pursuant to Section 11.01 of the Indenture, MRH DE is not permitted to consolidate with or merge with or into any other Person, or transfer (by lease, assignment, sale, or otherwise) all or substantially all of its properties and assets to another Person unless, among other things, such Surviving Person expressly assumes, in the form of a supplemental indenture, all of the obligations and covenants of MRH DE under the Indenture and the Securities.

B. This Tenth Supplemental Indenture is being executed and delivered for the avoidance of doubt to reflect the statutory conversion of MRH DE from a Delaware limited liability company to an Ohio limited liability company.
C. Pursuant to the Certificate of Conversion, dated June 24, 2020, MRH DE was converted into MRH OH, with MRH OH continuing as the Surviving Person, and MRH OH agreed to assume all of the obligations and covenants of MRH DE under the Indenture and the Securities.
D. Pursuant to Section 10.01 of the Indenture, MRH OH, Macy’s and the Trustee are entering into this Supplemental Indenture, without the consent of or notice to any Holders, to evidence the succession of MRH OH to MRH DE and the assumption by MRH OH of the obligations and covenants of MRH DE under the Indenture and the Securities.
E. Unless otherwise defined, all capitalized terms used herein that are defined in the Indenture shall have the respective meanings assigned to them in the Indenture.
Now, Therefore, This Supplemental Indenture Witnesseth:
In order to evidence the succession of MRH OH to MRH DE and the assumption by MRH OH of the obligations and covenants of MRH DE under the Indenture and the Securities, it is mutually agreed as follows:
ARTICLE I. SUCCESSION AND ASSUMPTION OF OBLIGATIONS.
Section 1.1. – Succession and Assumption of Obligations.
Effective as of the date hereof, MRH OH hereby (a) succeeds to, is substituted for and may exercise every right and power of MRH DE under the Indenture with the same effect as if MRH OH had been named in the Indenture, and (b) assumes all of the obligations and covenants of MRH DE under the Indenture and the Securities, including all covenants of MRH DE contained in the Indenture and the Securities, as the case may be, and MRH DE is hereby relieved of all of its obligations and covenants under the Indenture and the Securities. MRH OH hereby succeeds to and is substituted for MRH DE in the Indenture with the same effect as if MRH OH had been named in the Indenture as a party thereto. Upon the effectiveness of this Supplemental Indenture, all appearances of the term “Company” in the Indenture and the Securities shall be deemed to mean and apply to MRH OH.
For the avoidance of doubt, MRH OH hereby confirms that it succeeds to, and is substituted for, and may exercise every right and power of, MRH DE as Company under the Indenture and the Securities with the same effect as if MRH OH had been named as “Company” in the Indenture and the Securities.
ARTICLE II. MISCELLANEOUS.
Section 2.1. - Reference to and Effect on the Indenture.
This Supplemental Indenture shall be construed as supplemental to the Indenture and all of the terms and conditions of this Supplemental Indenture shall be deemed to be part of the terms and conditions of the Indenture. Except as set forth herein, the Indenture heretofore executed and delivered is hereby (a) incorporated by reference in this Supplemental Indenture and (b) ratified, confirmed and approved.
Section 2.2. - Supplemental Indenture May be Executed in Counterparts.
This instrument may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute but one and the same instrument. Such counterparts may be executed manually, electronically or by facsimile.
Section 2.3. - Effect of Headings.
The Article and Section headings herein are for convenience only and shall not affect the construction hereof.

IN WITNESSETH WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly effective as of the day and year first above written.

Attest: /s/ Steven R. Watts Name: Steven R. Watts Title: Assistant Secretary	MACY’S RETAIL HOLDINGS, LLC By: /s/ Josh Juran Name: Josh Juran Title: Vice President
Attest: /s/ Steven R. Watts Name: Steven R. Watts Title: Assistant Secretary	MACY’S, INC. By: /s/ Elisa D. Garcia Name: Elisa D. Garcia Title: Chief Legal Officer and Secretary

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A. By: /s/ Mitchell L. Brumwell Name: Mitchell L. Brumwell Title: Vice President

[Signature Page to Tenth Supplemental Indenture (2012 Indenture)]